Exhibit 99.1

(1)	The shares of Class B Common Stock are automatically convertible into shares of the Issuer’s Class A Common Stock at the time of the Issuer’s initial business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, and have no expiration date. The shares of Class B Common Stock reported as beneficially owned represent the aggregate number of shares that are held of record by Spartan Acquisition Sponsor II LLC (“Spartan II Sponsor”).

AP Spartan Energy Holdings II, L.P. (“AP Spartan”) is the sole member of Spartan II Sponsor. Apollo ANRP Advisors III, L.P. (“ANRP Advisors”) is the general partner of AP Spartan. Apollo ANRP Capital Management III, LLC (“ANRP Capital Management”) is the general partner of ANRP Advisors. APH Holdings, L.P. (“APH Holdings”) is the sole member of ANRP Capital Management. Apollo Principal Holdings III GP, Ltd. (“Principal Holdings III GP”) is the general partner of APH Holdings. Leon Black, Joshua Harris and Marc Rowan are the directors of Principal Holdings III GP, and as such may be deemed to have voting and dispositive control of the shares of Class A Common Stock held of record by Spartan II Sponsor.

Each of the reporting persons, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of any securities reported herein as held by Spartan II Sponsor, or that may be beneficially owned by any of the other reporting persons, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of each of ANRP Advisors and Principal Holdings III GP is c/o Walkers Corporate Limited; Cayman Corporate Centre; 27 Hospital Road; George Town; Grand Cayman KY1-9008. The address of each of ANRP Capital Management and APH Holdings is One Manhattanville Road, Suite 201, Purchase, New York, 10577. The address of each of Spartan II Sponsor, AP Spartan and Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019.